Exhibit 10.7

CHANNEL PARTNER AGREEMENT

This agreement is entered into by Pelion Systems, Inc. (“Pelion”) with primary offices located at 1455 Dixon Avenue, Suite 300, Lafayette, CO and_________________________________________________________________________________(“Partner”) with primary offices located at _________________________________________________________, under the terms and conditions set forth below.

1.0 General

Pelion provides software products that assist in the implementation and management of lean flow methods in a manufacturing environment. Partner is a manufacturing consultant with expertise in the areas of lean manufacturing, demand flow manufacturing or kaizen.

Pelion’s interest is for Partner to sell Pelion’s Collaborative Flow Manufacturing (“CFM”) software suite to it’s customers or to provide a qualified customer prospect to Pelion, in return for a commission and for Partner to provide some or all of any professional services required for the customer implementation.

2.0 Software Products

The products included in the CFM software suite are defined as follows:

Product Name	Basic Functionality
Go Lean	Factory design and optimization.
Internal kanban management.
Go Lean Kanban	Internal kanban management.
Supplier kanban signaling and tracking.
Go Lean Supply Chain	Factory design and optimization.
Internal kanban management.
Supplier kanban signaling and tracking.
Go Lean Value Chain	Factory design and optimization.
(availability TBD)	Internal kanban management.
Supplier kanban signaling and tracking.
Customer demand management.

Additional products may be offered in the future and can be added to this agreement by mutual written consent.

3.0 Pricing

See Exhibit “A”, Pricing.

4.0 Commission Schedule

Commissions will be based on whether the Partner provides a “Qualified Referral” or a “License Sale”, as defined in Sections 5.0 and 6.0. For the first three License Sales, Pelion will provide additional sales support which may include webcast presentations, software demos, customer site visits and proposal preparation. To cover the costs incurred by Pelion for providing additional support for the initial license sales a reduced commission will be paid. See Exhibit “B”, Commission Schedule.

5.0 Qualified Referral

A Qualified Referral is defined as a customer prospect that is referred to Pelion by Partner, with whom Pelion does not have an existing pre-sale or post-sale relationship. Partner will notify the customer prospect that Pelion will be contacting them and provide Pelion with a contact name and phone number. Pelion will be responsible for all other sales responsibilities.

6.0 License Sale

A License Sale is defined as the sale of one or more of Pelion’s software products by Partner, with minimum expense and involvement by Pelion. After the first three (3) License Sales, Partner will be responsible for all pre-sales activities, including presentations, proposals, software demos and closing. Pelion will provide phone support to answer questions and provide additional information as required. To the extent that certain opportunities may require greater participation by Pelion, the parties may mutually agree, in writing, to modify the terms of this agreement for each such specific opportunity.

7.0 Post Sale Software Integration, Support and Maintenance

Pelion is responsible for all contracted post sale software integration, support and maintenance.

8.0 Professional Services

Customer engagements will generally include some or all of the following professional services requirements:

Software Integration
Software Training
Software Maintenance and Support
Lean Flow Education
Factory Implementation

Software integration will be provided by Pelion for a fee as defined in Exhibit “A”. Software Training is included in the software pricing and will be provided by Pelion for the first three (3) license sales. Pelion anticipates that Partner will provide all required professional services under a separate contract, directly with the customer. Pelion can, at Partner’s option, also provide services under a separate contract with Partner or directly with the customer.

9.0 Payment Terms

Commissions will be earned per the Commission Schedule in Exhibit “B” as amounts are received from the customer and paid within ten (10) days of such receipt.

10.0 Partner Training and Support

Pelion will host three (3) days of Partner sales training and software use training at Pelion’s Lafayette, CO facility. Phone support will be provided by Pelion as required.

11.0 Reporting

The parties will mutually agree on the frequency and format of routine reporting of customer and customer prospect status.

12.0 Term and Termination

The initial term of this agreement shall be for two years. Either party may terminate this agreement for any reason by providing thirty (30) days written notice to the other party. Upon termination, certain obligations shall remain in effect as described in Section 13.0.

13.0 Obligations Upon Termination

In the event that Partner terminates this agreement, Partner is obligated to complete any remaining customer contract obligations for those customers who have purchased Pelion software. Pelion agrees to pay commissions as described in Section XX for all business under contract by Partner as customer payments are collected.

In the event that Pelion terminates this agreement, Pelion agrees to pay 100% of any outstanding commissions as customer payments are collected for any business under contract on the day of termination. Additionally, Pelion agrees to pay 100% of referral commissions on any business that is contracted for by Pelion as a result of the submission of a Qualified Referral by Partner, if such business is under contract within ninety (90) days of the termination date.

In the event of termination, the terms of Sections 14.0 and 15.0 shall remain in effect for a period of three (3) years from the date of termination.

14.0 Proprietary Information and Trade Secrets

No license to the other party, under patents or copyrights, is granted or implied by conveying proprietary information or other information to that party and none of such information which may be transmitted or exchanged by the respective parties shall constitute any representation, warranty, assurance, guaranty or inducement by either party to the other with respect to the infringement of patents or other rights of others.

The receiving party will not utilize any such proprietary information to develop or produce a product which is similar to or imitates products which are the subject of the proprietary information, or otherwise use the proprietary information for the benefit of the receiving party or other third party. The receiving party shall not reverse engineer any proprietary information nor any products related to the proprietary information.

15.0 Confidentiality

Receipt, review and use of confidential information shall be subject to the following terms and conditions:

All software code, drawings and other documents supplied by either party shall remain the property of the disclosing party and will be promptly returned by the receiving party upon receipt of written request therefore.

The parties will use their best efforts not to distribute, disclose or disseminate in any way, to anyone, except those employees and customers involved with Pelion’s products on a need to know basis, information of a proprietary character disclosed to either party concerning the same.

Neither party shall be liable for the disclosure of any such information of the other party pursuant to any requirement of any government, or any agency or department thereof, or pursuant to a lawful subpoena or court order.

This Agreement shall be governed and construed in accordance with the laws of the State of Colorado, and may be modified only by a written agreement signed by both parties.

Agreed to by:

Company Name:	Pelion Systems, Inc.

Signature:

Name:

Title:

Date:

Exhibit “A”

Pricing

Software Product	List Price
Go Lean	$50,000
Go Lean Kanban	$50,000
Go Lean Supply Chain	$75,000
Go Lean Value Chain	$115,000

Annual Software Maintenance	18%

Software Integration	$8,500

Pricing Is Effective through 12/31/02

Exhibit “B”

Commission Schedule

Qualified Referral	10%

Commissions will be earned on the full value of any contracts secured by Pelion from a Qualified Referral for the term of this agreement.

License Sale
1st Factory License	25%
2nd Factory License	30%
3rd Factory License	35%
4th and greater	40%

Professional Services	10%
(Provided by Pelion)

Quick Start Bonus

Pelion will pay a 50% commission for any License Sale for which a bona fide purchase order is received by August 31, 2002.